Exhibit 10.27

*** TEXT OMITTED AND FILED SEPARATELY
CONFIDENTIAL TREATMENT REQUESTED
Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

PATENT SUBLICENSE

AGREEMENT

THIS PATENT SUBLICENSE AGREEMENT (“Sublicense Agreement”), made as of this 7 day of Nov., 2003 (the “Effective Date”), by and between SRL-EUV, LLC, a Massachusetts limited liability company with principal offices at 15 Ward Street, Somerville, Massachusetts 02143 (“EUV”) and CYMER, INC., a Nevada corporation, with principal offices at 17075 Thornmint Court, San Diego California 92127 (“Cymer”).

WHEREAS, Cymer has exclusively licensed by separate agreement dated May 14, 2001 (the “Patent License Agreement”) the rights to certain issued patents, patent applications, trade secrets, confidential information and know-how with respect to (i) […***…] power devices with specialized circuits useful in powering certain lasers and […***…] (defined below), and (ii) […***…] light sources useful in Lithography, Metrology and […***…] applications (defined below) which have been exclusively licensed to Cymer; and

WHEREAS, Cymer sublicensed to Science Research Laboratory, Inc., a Massachusetts corporation with principal offices at 15 Ward Street, Somerville, Massachusetts 02143 (“SRL”), by separate agreement dated May 14, 2001 (the “2001 Patent Sublicense Agreement”) certain rights held by Cymer under the Patent License Agreement in order for SRL to develop certain technologies in the Field of Use; and

WHEREAS, EUV is the assignee of SRL under the 2001 Patent Sublicense Agreement and holds all of SRL’s rights under the 2001 Patent Sublicense Agreement a copy of which is annexed hereto as Exhibit “A”; and

WHEREAS,  EUV is willing to grant to Cymer a sublicense to all rights held by EUV under the 2001 Patent Sublicense Agreement pursuant to the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the premises, covenants, conditions, and undertakings hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1          […***…]

1.2          DUV shall mean the deep ultraviolet region of the electromagnetic spectrum with wavelengths, referenced to vacuum, ranging from 150 nanometers (“nm”) up to but not exceeding 250nm.

1.3          Extreme UV shall mean the extreme ultraviolet region of the electromagnetic spectrum with wavelengths, referenced to vacuum, ranging from 10nm up to but not exceeding 50nm.

1.4          Field of Use shall mean all applications of the Sublicensed Technology except applications for use as Light Sources operating in the DUV, Extreme UV, VUV, and Soft X-ray wavelengths of the spectrum for Lithography (defined below),  Metrology (defined below) and/or […***…] applications (defined below).

1.5          […***…]

1.6          Further Sublicensee shall mean any unrelated third-party to whom Cymer grants or has granted, directly or indirectly, a right to manufacture, have manufactured, use and/or market, distribute or sell the Product(s).

1.7          Light Source shall mean any source of electromagnetic radiation whether coherent or incoherent, whether a laser or a lamp.

***CONFIDENTIAL TREATMENT REQUESTED

1.8          Lithography shall mean the art of transferring a spatial pattern from a reference mask to the surface of a wafer and/or to the surface of membranes to be made into masks and reticles.

1.9          Metrology shall mean the art of measuring distances or surface topology.

1.10        Product(s) shall mean any product in the Field of Use.

1.11        Soft X-ray shall mean that region of the electromagnetic spectrum ranging from 0.5 nm up to but not exceeding 3.0 nm.

1.12        Sublicensed Technology shall mean all confidential information, trade secrets, know-how, methods or processes and other materials, tangible and non-tangible, including, but not limited to: technical and non-technical data and information, drawings, sketches, plans, diagrams, specifications and/or other documents or materials containing said information and data licensed by Cymer under the Patent License Agreement in the Field of Use as well as any Cymer Invention (as defined in the Patent License Agreement) or Cymer’s rights under any Joint Invention (as defined in the Patent License Agreement); in each case, which have been sublicensed by Cymer to EUV as assignee of SRL under the 2001 Patent Sublicense Agreement.

1.13        Sublicensed Patents shall mean the patents or patent applications (i) which have been licensed to Cymer under the Patent License Agreement and which have been sublicensed by Cymer to EUV as assignee of SRL under the 2001 Patent Sublicense Agreement; and (ii) which, in the absence of the rights being granted under the sublicense granted by EUV to Cymer under this Sublicense Agreement, would be infringed by Cymer’s manufacture, sale or use of the Product(s) (as defined herein) at any time during the Term of this Sublicense Agreement.

1.14        VUV shall mean vacuum ultraviolet wavelengths in the region of the electromagnetic spectrum ranging from 120nm up to but not exceeding 150nm.

1.15        Term shall have the meaning as set forth in Section 6.1 below.

ARTICLE II

GRANT OF SUBLICENSE

2.1          EUV hereby grants to Cymer an irrevocable  exclusive, worldwide, royalty-free sublicense, with right to further sublicense pursuant to Section 2.3: (x) to use the Sublicensed Technology for the purpose of making, having made, selling or having sold Products in the Field of Use; and (y) under the Sublicensed Patents to make, have made, use and sell the Product(s) in the Field of Use.

2.2          Cymer shall not obtain any rights of any kind in the Sublicensed Patents or the Sublicensed Technology except as specifically set forth in this Sublicense Agreement.

2.3          Cymer shall have the right to further sublicense the Sublicensed Technology and Sublicensed Patents.  Cymer shall provide EUV with a significantly completed draft of each further sublicense agreement just prior to its execution; provided, however, that EUV shall have no right to object to any term or condition of such sublicense.  Cymer agrees to require its Further Sublicensees to maintain the same confidentiality obligations as required of Cymer pursuant to Article 8, below.

2.4          In consideration of the rights and licenses granted hereunder, Cymer agrees to pay to EUV a sublicense fee in the amount of […***…] due January 5, 2004.

***CONFIDENTIAL TREATMENT REQUESTED

ARTICLE III

IMPROVEMENTS AND INVENTIONS

3.1          The parties’ respective rights of ownership with respect to improvements and inventions shall be as set forth in Article III of the Patent License Agreement.

3.2          The parties’ acknowledge and agree that Section 3.2 of the 2001 Patent Sublicense Agreement shall no longer be of any force or effect.

ARTICLE IV

PATENT PROSECUTION AND INFRINGEMENT

4.1          Cymer agrees that it shall, at its own expense, prepare, file, prosecute and maintain the Sublicensed Patents, in such countries as Cymer deems appropriate, and shall be responsible for conducting any interferences, re-examinations, reissues, oppositions or requests for patent term extensions relating to the Sublicensed Patents.  EUV shall cooperate fully in the preparation, filing and prosecution of any Sublicensed Patents under this Sublicense Agreement.  Notwithstanding the foregoing, Cymer shall not take any such action that could adversely affect a patent or application owned by EUV, unless such action is mutually agreed by the parties.  Cymer shall provide EUV with sufficient written notice of any decision not to prepare, file, prosecute and maintain any Sublicensed Patent so that EUV may take such action on its own.

4.2          Each party will promptly notify the other party of any written claim received by it alleging infringement by a Product of the proprietary rights or patents of a third-party.  Cymer shall assume the defense of any action relating to any such allegation of patent infringement.

4.3          Each party will promptly notify the other party hereto of the possible infringement by a third-party of a Product or any of the Sublicensed Technology or Sublicensed Patents comprising a Product.  Cymer shall have the sole right to take any action it deems necessary, at its sole cost and expense, with respect to any infringement of a Product or the Sublicensed Patents.

4.4          Within the Field of Use, if Cymer fails to bring an infringement action as provided in Section 4.3 above within sixty (60) days after notice of alleged infringement, EUV shall be permitted to take any action it deems necessary, at its sole cost and expense, in order to protect its research, royalty and other payment interests.

4.5          If either party brings an infringement action under this Agreement, the other party shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1          EUV.  EUV represents and warrants that:  (i) it has full power to enter into this Sublicense Agreement; (ii) it has not previously granted and will not grant any rights in conflict with the rights and licenses granted herein; (iii) it has obtained all necessary corporate approvals to enter and execute into this Sublicense Agreement; and (iv) it shall fully comply with the requirements of any and all applicable federal, state, local and foreign laws, regulations, rules and orders of any governmental body having jurisdiction over the activities contemplated by this Sublicense Agreement.

5.2          Cymer.  Cymer represents and warrants that:  (i) it has full power to enter into this Sublicense Agreement; (ii) it has obtained all necessary corporate approvals to enter and execute into this Sublicense Agreement; and (iii) it shall fully comply with the requirements of any and all applicable federal, state, local and foreign laws, regulations, rules and orders of any governmental body having jurisdiction over the activities contemplated by this Sublicense Agreement.

5.3          Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SUBLICENSE AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR VALIDITY OF ANY PATENTS ISSUED OR PENDING.

ARTICLE VI

TERM

6.1          Term. This Sublicense Agreement shall become effective as of the Effective Date and shall continue until it expires as follows (the “Term”):

6.1.1       Products.  As to each Product, in each country, worldwide, unless earlier terminated in accordance with this Article 6, on the date that neither the manufacture, sale nor use of such Product would be covered by a Sublicensed Patent in such country.

6.1.2       Entire Agreement.  This Sublicense Agreement shall expire in its entirety upon the expiration of this Sublicense Agreement with respect to all Products in all countries, worldwide.

6.1.3       Expiration of Patent Sublicense.  This Sublicense Agreement shall expire in its entirety upon the expiration of the Patent License Agreement with respect to all Products, in all countries, worldwide.

6.2          No Termination.  The parties agree that upon payment of the sublicense fee set forth in Section 2.4 neither this Sublicense Agreement nor the Patent License Agreement shall be terminated.

6.3          Continuing Obligations; Survival.  It is understood that expiration of this Sublicense Agreement shall not relieve a party from any obligation or liability which, at the time of such expiration, has already accrued to the other party.  The provisions of Sections 2.2, 6.3, and Articles 1, 4, 5, 7, 8, 10 and 11 shall survive the expiration of this Sublicense Agreement.  Except as otherwise expressly provided in this Article 6, all other rights and obligations of the parties shall terminate upon expiration of this Sublicense Agreement.

ARTICLE VII

INDEMNIFICATION

7.1          Indemnification by Cymer.  Cymer shall indemnify, defend and hold harmless EUV, its directors, officers, employees, agents, successors and assigns from and against all liabilities, expenses or costs (including reasonable attorneys’ fees and court costs) arising out of any claim, complaint, suit, proceeding or cause of action against any of them by a third-party alleging (i) the negligent or intentionally wrongful acts or omissions of Cymer; (ii) any breach by Cymer of any of its representations or warranties set forth in Article V of this Sublicense Agreement; or (iii) breach of any warranty relating to the Products including, but not limited to defects in design, manufacturing or claims under any theory of product liability.

7.2          Indemnification by EUV.  EUV shall indemnify, defend and hold harmless Cymer, its directors, officers, employees, agents, successors and assigns from and against all liabilities, expenses, and costs (including reasonable attorneys’ fees and court costs) arising out of any claim, complaint, suit, proceeding or cause of action against any of them by a third-party alleging (i) the negligent or intentionally wrongful acts or omissions of EUV; or (ii) any breach by EUV of any of its representations or warranties set forth in Article V of this Sublicense Agreement.

7.3          Indemnification Procedure.  A party that intends to claim indemnification (the “Indemnitee”) under this Article 7 shall promptly notify the indemnifying party (the “Indemnitor”) in writing of any third party claim, suit or proceeding or cause of action included within the indemnification described in this Article 7, above (each a “Claim”) with respect to which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim.  The indemnification under this Article 7 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor.  The Indemnitee under this Article 7, and its employees, at the Indemnitor’s request and expense, provide full information and reasonable assistance to Indemnitor and its legal representatives with respect to such Claims.

ARTICLE VIII

CONFIDENTIALITY

8.1          Confidential Information.  The parties may from time to time disclose to each other Confidential Information in connection with this Agreement.  “Confidential Information” shall mean any information disclosed by one party to the other party which information is not generally known to the public and may include by way of example, but without limitation (a) information concerning the disclosing party’s management, financial condition, financial operations, purchasing activities, costs of products, sales activities, marketing activities and business plans, (b) information concerning or resulting from the disclosing party’s research and development work, including, but not limited to, improvements, discoveries, inventions and new product ideas, (c) information of the disclosing party concerning actual or potential vendors or customers, (d) the disclosing party’s computer programs, including source code, object code, algorithms, methods, structure and related information including diagrams, flow charts, designs, specifications, manuals, descriptions, instructions, explanations and improvements, and (e) information concerning the disclosing party’s products, including plans, blueprints, parts and assembly drawings, specifications, descriptions, designs, diagrams, dimensions, tolerances, parts and components, in each case, whether delivered orally, in writing, electronically or through any other media.  Notwithstanding the foregoing or anything herein to the contrary, Confidential Information shall not include any information that, in each case the receiving party can prove by written documentation:  (i) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party; (iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Sublicense Agreement; (iv) was subsequently disclosed to the receiving party by a person other than the disclosing party who was not bound by any confidentiality obligation; or (v) was developed entirely independently by the receiving party without use of, reliance on, or reference to the Confidential Information of the other party.

8.2          Confidentiality.  Each party agrees to protect, hold and maintain in strict confidence all Confidential Information of the other party for a period of ten (10) years from the date of disclosure.  Without limiting the foregoing, neither party shall use or disclose the Confidential Information of the other party, except as otherwise permitted by this Sublicense Agreement or as may be necessary or useful to exercise its rights or perform its obligations under this Sublicense Agreement provided that employees, agents, and representatives of the receiving party shall be given access to Confidential Information only on a need-to-know basis and only if they are bound by obligations of confidentiality comparable to those contained herein.  Nothing contained in this Article 8 shall prevent either party from disclosing any Confidential Information of the other party to (a) accountants, lawyers or other professional advisors or in connection with a merger, acquisition or securities offering, subject in each case to the recipient entering into an agreement to protect such Confidential Information from disclosure; or (b) is required by law or regulation to be disclosed; provided, however, that the party subject to such disclosure requirement has provided written notice to the other party promptly upon receiving notice of such requirement in order to enable the other party to seek a protective order or otherwise prevent disclosure of such Confidential Information.

ARTICLE IX

NON-SOLICITATION

9.1          During the Term of this Sublicense Agreement, neither party shall contact, divert, or influence, or attempt to divert or influence any personnel of the other for purposes of providing employment to such personnel without the prior written consent of the current employer.  In the event that either party breaches this non-solicitation covenant and hires (the “New Employer”) an employee or consultant who, within the six (6) months immediately preceding the date of hire by the New Employer, was employed by the other party (the “Prior Employer”), the New Employer shall pay to the Prior Employer as compensation for the loss of the employee/consultant, three (3) times the first year’s total compensation being paid by the New Employer to the employee/consultant.

9.2          All payments due hereunder shall be made, in-full, within thirty (30) days of the first day the employee/consultant provides services to the New Employer.

ARTICLE X

LIMITATION OF LIABILITY

EXCEPT FOR BREACH OF SECTION 8, NEITHER PARTY, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, SHALL HAVE ANY LIABILITY TO THE OTHER PARTY FROM ANY CAUSE WHATSOEVER, AND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT (INCLUDING NEGLIGENCE), FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, REVENUES, SAVINGS, BUSINESS INTERRUPTION AND THE LIKE) UNDER OR RELATING TO THIS AGREEMENT, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE XI

MISCELLANEOUS

11.1        Notices.  All notices required or permitted hereunder shall  be given in writing and sent by facsimile transmission (with confirmation of receipt), or mailed postage prepaid, certified or registered mail, return receipt requested, or sent by a nationally recognized express courier service, or hand-delivered at the following address:

To EUV:	SRL-EUV, LLC 15 Ward Street Somerville, Massachusetts 02143 Attn.: Joseph Mangano Facsimile: (703) 243-7139

To Cymer:	Cymer, Inc. 17075 Thornmint Court San Diego, California 92127 Attn.: Dr. Robert P. Akins, CEO Facsimile: (858) 385 6090

All notices shall be deemed made upon receipt by the addressee as evidenced by the applicable written receipt or, in the case of a facsimile, as evidenced by the confirmation of transmission.

11.2        Public Announcements.

11.2.1     Subject to Section 11.2.2, all publicity, press releases and other announcements relating to this Sublicense Agreement or the transaction contemplated hereby shall be reviewed in advance by, and be subject to the approval of, both parties; provided, however, that either party may, without the consent of the other, (i) disclose the existence and general subject matter of this Sublicense Agreement without the other party’s approval and (ii) subject to Article 8 disclose the terms of this Sublicense Agreement as required to comply with applicable securities laws.  Any party that determines applicable securities laws require it to file this Sublicense Agreement shall first provide the other party a copy of the redacted version it intends to file and shall provide the other party the opportunity to comment thereon.  Notwithstanding the foregoing, the filing party will make the final decisions regarding the version hereof to file.

11.2.2     Subject to Article 8, any party that determines applicable securities laws require it to disclose publicly (i) non-financial information with respect to its relationship to the other party or (ii) any aspect of the other party’s business, shall first provide the other party a copy of the disclosure it intends to disclose and shall provide the other party the opportunity to comment thereon.  Notwithstanding the foregoing, the disclosing party will have final decision-making authority with respect to its disclosures.

11.3        Captions and Section References.  The titles, headings or captions in this Sublicense Agreement do not define, limit, extend, explain or describe the scope or extent of this Sublicense Agreement or any of its terms or conditions and therefore shall not be considered in the interpretations, construction or application of this Sublicense Agreement.

11.4        Severability.  Whenever possible, each clause, subclause, provision or condition of this Sublicense Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any clause, subclause, provision or condition of this Sublicense Agreement should be prohibited or invalid under applicable law, such clause, subclause, provision or condition shall be considered separate and severable from this Sublicense Agreement to the extent of such prohibition or invalidity without invalidating the remaining clauses, subclauses, provisions and conditions of this Sublicense Agreement, so long as the remaining Sublicense Agreement reflects the economic intentions of the parties as evidenced by this Sublicense Agreement as a whole.

11.5        Entire Agreement.  Except for the Solid State Modulator License and Manufacturing Agreement dated as of January 26, 1995, the Patent License Agreement and/or the 2001 Patent Sublicense Agreement, this Sublicense Agreement embodies the entire agreement and understanding of the parties hereto in relation to the subject matter hereof and supersedes any and all prior understandings and agreements, whether written or oral in regard to such matters.  Cymer hereby acknowledges and confirms its consent to the assignment of SRL’s rights and obligations under the 2001 Patent Sublicense Agreement from SRL to EUV, and EUV hereby confirms that it is bound by the terms and conditions of the 2001 Patent Sublicense Agreement as a party to such agreement.  For the avoidance of doubt, unless otherwise specifically amended, all provisions, including amounts payable by Cymer, under the Solid State Modulator License and Manufacturing Agreement dated as of January 26, 1995, the Patent License Agreement, and the 2001 Patent Sublicense Agreement shall remain in full force and effect.

11.6        Amendment.  No amendment, change or modification of any of the terms, provisions or conditions of this Sublicense Agreement shall be effective unless made in writing and signed on behalf of the parties hereto by their duly authorized representatives.

11.7        Counterparts.  This Sublicense Agreement may be executed in one or more counterparts, by facsimile, or both, each of which shall be deemed to be an original document, but all such separate counterparts shall constitute only one and the same Sublicense Agreement.

11.8        Waiver.  No waiver of any term, provision or condition of this Sublicense Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such or other term, provision or condition of this Sublicense Agreement.

11.9        Binding Agreement; Succession. This Sublicense Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.  Neither party may assign this Sublicense Agreement without the prior written approval of the other party which approval shall not be unreasonably withheld or delayed; provided, however, that either party may assign this Sublicense Agreement without the prior written approval of the other party in connection with the acquisition of such party by, or merger of such party with or into, a third party or the sale of substantially all of such party’s assets; provided, further, however that should EUV wish to assign this Sublicense Agreement to any third-party listed on Exhibit 11.9 attached hereto and made a part hereof, such written approval of Cymer shall be required.

11.10      Independent Contractors.  The relationship of EUV and Cymer established by this Sublicense Agreement is that of independent contractors.  Nothing in this Sublicense Agreement shall be construed to create any other relationship between EUV and Cymer.  Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

11.11      Governing Law.  This Sublicense Agreement shall be interpreted under and enforced in accordance with the laws of the State of Massachusetts.

IN WITNESS WHEREOF, the parties have caused this Sublicense Agreement to be executed as of the day and year first above written.

SRL-EUV, LLC		CYMER, INC.

By:	/s/ JOSEPH MANGANO	By:	/s/ ROBERT P. AKINS
	Joseph Mangano		Robert P. Akins, Ph.D., CEO

EXHIBIT 11.9

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